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                      AMENDED AND RESTATED PROMISSORY NOTE          EXHIBIT 10.2


                AMENDED AND RESTATED NON-RECOURSE PROMISSORY NOTE

$59,700                                                       Reykjavik, Iceland

                                 January 1, 2001

            FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of deCODE genetics, Inc., a Delaware corporation (the "Company"), at the Company's principal office or at such other place as the Company may designate in writing, on January 1, 2007, in lawful money of the United States of America and in immediately available funds, the total price of fifty nine thousand and seven hundred Dollars ($59,700), together with interest, compounded annually, from January 29, 1998 through January 1, 2001 on the unpaid principal at the rate of 6% per annum. Interest shall not accrue following January 1, 2001. Notwithstanding the foregoing, in the event that the undersigned's employment by or association with the Company is terminated for any reason prior to payment in full of this Note, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable immediately after such termination.

            This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

            The full amount of this Note is secured by a pledge of shares of Common Stock of the Company, and is subject to all of the terms and provisions of the Amended and Restated Early Exercise Stock Purchase Agreement and the Amended and Restated Pledge Agreement, each dated as of March 24, 1999 between the undersigned and the Company. The Company's recovery against the undersigned for failure to pay any amount owing hereunder when due shall be limited solely to the shares of Common Stock or other collateral of the undersigned pledged to the Company in the Amended and Restated Pledge Agreement. The undersigned shall not be liable or have any personal liability in any other respect for the payment of any amount due under this Note.

            The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

            The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

            This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

            This Amended and Restated Non-Recourse Promissory Note reflects amendments to the Amended and Restated Non-Recourse Promissory Note delivered to the Company by the undersigned on 29 January, 1998 as amended on March 24, 1999, which amendments were agreed upon between the Company and the undersigned as of January 1, 2001. It supersedes and replaces in all respects such prior Amended and Restated Non-Recourse Promissory Note.


 /s/ Hannes T. Smarason
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 (signature)

 Hannes T. Smarason
-----------------------
 (print name)


IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Promissory Note.

deCODE genetics, Inc.

By: /s/ Kari Stefansson
-----------------------
Name: Kari Stefansson
Title: President and CEO